Life Series Funds              N-SAR   06/30/2017

Exhibit 99.77D

Polices with respect to security investments

During the period covered by this report the First Investors Life Series Government Fund disclosed that it may invest in taxable municipal securities as a principal investment strategy. The additional strategy was described in a supplement dated June 30, 2017 to the Life Series Funds Prospectus which was filed with the Securities and Exchange Commission via EDGAR pursuant to Rule 485(b) on June 30, 2017
(Accession No. 0000898432-17-000695), and is hereby incorporated by reference as part of the response to Item 77D of Form N-SAR.

During the period covered by this report the First Investors Life Series Equity Income Fund was authorized to write covered call options on securities it holds. This strategy was disclosed in a supplement dated January 31, 2017 to the Life Series Funds Prospectus which was filed with the Securities and Exchange Commission via EDGAR pursuant to Rule 485(b) on January 31, 2017 (Accession No. 0000898432-17-000134), and is hereby incorporated by reference as part of the response to Item 77D of Form N-SAR.

During the period covered by this report the First Investors Life Series Special Situations Fund disclosed that it may invest in real estate investment trusts as a principal investment strategy. The addition of the strategy was described in a supplement dated January 31, 2017 to the Life Series Funds Prospectus which was filed with the Securities and Exchange Commission via EDGAR pursuant to Rule 485(b) on January 31, 2017 (Accession No. 0000898432-17-000134), and is hereby incorporated by reference as part of the response to Item 77D of Form N-SAR.